Exhibit 99.1

NICOR INC. ANNUAL MEETING CHIEF EXECUTIVE OFFICER REMARKS
RUSS M. STROBEL, PRESIDENT AND CHIEF EXECUTIVE OFFICER

Before I get started, I want to remind you that my remarks will include certain forward-looking statements about the operations and expectations of our company, subsidiaries and affiliates. Although we believe these statements are based on reasonable assumptions, actual results may vary materially from stated expectations. Information concerning the factors that could cause materially different results can be found in our most recent periodic report filed with the Securities and Exchange Commission.

As Tom Fisher discussed at last year’s meeting, and as we outlined in our letter to you in this year’s annual report, these have been challenging times for Nicor and the entire natural gas utility industry. Most notably, persistently high and volatile natural gas prices, coupled with rising operating costs, continue to impact our financial results. Still, Nicor achieved a number of successes in 2004, and absent the effects of significant noteworthy items impacting our year-to-year comparisons, our financial performance met our expectations and exceeded that of 2003.

For 2004, our diluted earnings were $1.70 per common share, compared with $2.38 per share in 2003. Each of these years were impacted by noteworthy items. Our 2004 results included a litigation charge of 52 cents per share to settle securities class action suits, while 2003 results benefited by 27 cents per share from a mercury insurance recovery and gains associated with the wind-down of our retail marketing joint venture, partially offset by a cumulative charge due to a change in accounting method at our wholesale energy services business.

Absent the impact of these noteworthy items, 2004 and 2003 earnings per common share would have been $2.22 and $2.11, respectively.

With this comparison in mind, most of the earnings improvement was attributed to higher operating results in our non-utility businesses, which were offset, in part, by lower operating results at our utility, Nicor Gas.

The decline in earnings at Nicor Gas was due primarily to higher depreciation and operating and maintenance costs, including higher labor and legal expenses, and the impact of other national issues, such as increasing compliance-related and bad debt costs. Weather, that was 6% warmer than normal, also impacted results. Despite these factors, Nicor Gas continues to perform solidly for its customers, and remains one of the most efficient companies in its industry.

Our second largest business, Tropical Shipping, posted record earnings and volumes in 2004, due in large part to improved economic conditions throughout its service region, ongoing hurricane restoration activities, and higher average rates.

Our other energy-related ventures also performed well in 2004 – exceeding our expectations.

Over the years, we have built a solid foundation at Nicor – consisting of two well-established businesses and growing energy-related ventures – while maintaining a very solid financial position. Going forward, we remain committed to three simple objectives – (1) growing our earnings, (2) paying a solid dividend, and (3) maintaining high returns on equity. To accomplish these objectives we are focused on several actions.

First, a major priority is rebuilding the earnings at Nicor Gas. As the primary source of our traditional earnings, Nicor Gas’ success remains fundamental to our overall success. Nicor Gas has a large and diverse customer base, strategic location, significant natural gas storage capabilities, and a recognized brand name. These attributes provide an excellent foundation upon which to build. However, as I stated earlier, despite one of the nation’s best records for efficiency, and despite our continuing efforts, Nicor Gas’ costs have gone up significantly, while revenues have not kept pace. This has resulted in the decline in both our earnings and returns on rate base.

We have been evaluating this trend for some time, and last fall we filed for rate relief with the Illinois Commerce Commission. We are requesting a revenue increase of about $78 million, which translates to about $2/month on a typical residential customer’s bill. This is our first request in nearly a decade. Let me stress, Nicor Gas currently has the lowest residential rates of any major natural gas utility in Illinois, and among the lowest of any gas utility in the country. If our rate relief request is granted in its entirety, Nicor Gas would still have the lowest rates in Illinois.

A second priority is continuing to expand Tropical Shipping. Tropical had an excellent year in 2004, and we believe that operating results will continue to improve. Tourism in its region, which is a key driver for this business, has improved to pre-9/11 levels, and tourist-related construction activity has increased significantly. Also, federal tax legislation – the American Jobs Creation Act of 2004 – could give a further boost to the bottom line beginning this year.

Over the years, much of our growth in this business has been created through a combination of opportunistic expansion and niche acquisitions. Going forward, we plan to continue this approach, and we will further enhance Tropical’s market position by focusing on strategies to improve productivity and service delivery.

I mentioned earlier that our other energy related ventures did very well in 2004. An additional focus for us will be developing new products and services in our retail energy businesses, and capitalizing on the strengths and capabilities of our wholesale energy business. Unlike at our utility, high natural gas costs can create demand for the types of products and services offered by our other energy-related businesses, including Nicor Services, Nicor Solutions and Nicor Enerchange.

To sustain growth over the long-term, we are also continually evaluating new midstream assets and service opportunities. These kinds of opportunities may include partnering with others, as we did with the Horizon Pipeline, expanding the geographic reach of our storage and transmission capabilities, and introducing new product and service offerings.

Lastly, maintaining our solid financial position remains a priority. Historically, our balance sheet has been one of the strongest in our industry, and that remains true today. We continue to have a solid capital structure, among the best debt ratings in the industry, and a long history of producing high returns on equity and strong cash flow. We also have a tradition of paying a good dividend, with a record of 204 consecutive quarterly dividend payments – spanning a period of 51 years. Maintaining our strong financial position provides us with the flexibility to meet the investment needs of our existing businesses, and allows us to consider other alternatives for creating shareholder value.

I believe that Nicor is positioned for success. Over the years we have met our challenges head-on, while building on the strengths that have long been part of our heritage.

Our leadership team is driven by a commitment to provide quality, cost-effective service to our customers, and to operate our businesses profitably for our shareholders. Our strategic assets and locations provide excellent revenue-generating opportunities. Through our rate request, we have taken decisive action to rebuild the earnings base at Nicor Gas. In addition, our non-utility businesses are performing at record levels, and are increasing their contribution to shareholder value.

We will also continue to work diligently to resolve our remaining current legal and regulatory uncertainties. We understand the importance of finalizing these issues, and we have made significant progress in doing so, since we talked with you last year.

I can assure you that Nicor will also strive to be a good corporate citizen, recognizing our responsibility to support activities that contribute to the well-being of our employees, customers, the environment, and the communities we serve.

In closing, on behalf of Nicor’s Directors and all 3,600 of our employees, I would like to thank you for your continued support and confidence your investment represents. Thank you.